Exhibit 10.1

EXECUTION COPY

RECEIVABLES SALE AND CONTRIBUTION AGREEMENT
DATED AS OF OCTOBER 11, 2013
BETWEEN
SCP DISTRIBUTORS LLC, HORIZON DISTRIBUTORS, INC.,
SUPERIOR POOL PRODUCTS LLC and Poolfx Supply LLC,
as Originators,
AND
SUPERIOR COMMERCE LLC,

as Buyer

i

Exhibits and Schedules

Exhibit I	- Definitions

ii

RECEIVABLES SALE AND CONTRIBUTION AGREEMENT (U.S.)
THIS RECEIVABLES SALE AND CONTRIBUTION AGREEMENT (U.S.) (as the same may be amended, modified, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”), dated as of October 11, 2013 (the “Closing Date”), is by and between (a) SCP Distributors LLC, a Delaware limited liability company (“SCP Distributors”), Horizon Distributors, Inc., a Delaware corporation, Superior Pool Products LLC, a Delaware limited liability company, and Poolfx Supply LLC, a Delaware limited liability company (each of the foregoing, together with its successors, an “Originator” and collectively, the “Originators”), and (b) Superior Commerce LLC, a Delaware limited liability company (the “Buyer” or the “SPE”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto or, if not defined in Exhibit I hereto, the meanings assigned to such terms in the RPA (as hereinafter defined), as applicable.
PRELIMINARY STATEMENTS
Each of the Originators now owns, and from time to time hereafter will own, Receivables. Each of the Originators wishes to sell and assign, and, as applicable, contribute, to the Buyer, and the Buyer wishes to purchase and acquire from such Originators, all of such Originator’s right, title and interest in and to such Receivables, together with the Related Security and Collections with respect thereto.
Each of the Originators and the Buyer intend the transactions contemplated hereby to be true sales or, as applicable, outright contributions of Receivables from such Originator to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables originated by such Originator, and none of the Originators nor the Buyer intend these transactions to be, or for any purpose to be characterized as, loans from the Buyer to any Originator.
Following the sale or contribution of Receivables by the Originators, as applicable, the SPE will sell undivided interests in the Receivables and the associated Related Security and Collections pursuant to that certain Receivables Purchase Agreement dated as of October 11, 2013 (as the same may from time to time hereafter be amended, supplemented, restated, amended and restated or otherwise modified, the “RPA”) among the SPE, as Seller, SCP Distributors LLC, as initial Servicer, the purchasers from time to time party thereto (the “Purchasers”), and Wells Fargo Bank, National Association, as administrative agent for the Purchasers (the “Administrative Agent”).
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CONTRIBUTIONS AND SALES

Section 1.1.Initial Contribution. Upon the terms and subject to the conditions set forth herein, SCP Distributors hereby contributes to the capital of the Buyer, without recourse (except to the extent expressly provided in this Agreement), and the Buyer hereby accepts as a capital contribution from SCP Distributors, all of SCP Distributors’ right, title and interest in and to SCP Distributors’ Receivables existing as of the close of business on the Cut-Off Date having an aggregate Outstanding Balance of at least $4,174,759 (the “Initial Contributed Receivables” and, together with the Additional Contributed Receivables, as hereinafter defined, “Contributed Receivables”) together with all Related Security relating thereto and all Collections thereof.
Section 1.2.Purchases of Receivables; Intention of the Parties.
(a) Effective on the Closing Date, in consideration of the Purchase Price and upon the terms and subject to the conditions set forth herein, each of the Originators hereby sells, assigns, transfers, sets-over and otherwise conveys to the Buyer, without recourse (except to the extent expressly provided in this Agreement), and the Buyer hereby purchases from such Originator, all of such Originator’s right, title and interest in and to (i) all Receivables (other than, if applicable, Contributed Receivables) originated by such Originator and existing as of the close of business on the Cut-Off Date, (ii) all Receivables (other than, if applicable, Contributed Receivables) originated by such Originator thereafter through and including the Termination Date, and (iii) all Related Security and Collections of the aforementioned Receivables, in each case, whether now owned and existing or hereafter arising or acquired. The Buyer shall be obligated to pay the Purchase Price for the Receivables purchased from each Originator hereunder in accordance with Section 1.3. In connection with each acquisition of Receivables hereunder, the Buyer may request that each Originator deliver, and such Originator shall deliver, such approvals, opinions, information, reports or documents as the Buyer reasonably requests.
(b) It is the intention of the parties hereto that each sale or contribution of any Receivables by an Originator shall constitute a true sale or contribution which is absolute and irrevocable and provides the Buyer with the full benefits of ownership of such Receivables and the associated Related Security and Collections. Except for the Purchase Price Credits owed pursuant to Section 1.4, each sale and contribution of Receivables hereunder is made without recourse to any Originator; provided, however, that (i) each Originator shall be liable to the Buyer for all representations, warranties, covenants and indemnities made by such Originator pursuant to the terms of the Transaction Documents to which such Originator is a party, and (ii) such sale does not constitute and is not intended to result in an assumption by the Buyer or any assignee thereof of any obligation of any Originator or any other Person arising in connection with the Receivables, the related Contracts and/or the other Related Security or any other obligations of any Originator. In view of the intention of the parties hereto that each sale and contribution of Receivables made hereunder shall constitute a true sale or contribution of such Receivables rather than a loan secured thereby, each of the Originators agrees that it has marked, in accordance with Section 4.1(e)(ii), its general ledger relating to the Receivables originated by it with a legend reasonably acceptable to the Buyer and to the Administrative Agent (as the Buyer’s assignee), evidencing that the Buyer has acquired such Receivables as provided in this Agreement and noting in its financial statements that its Receivables have been sold to the Buyer or its assigns. Upon the request of the Buyer or the Administrative Agent (as the Buyer’s assignee), each of the Originators will execute (if required) and file or authorize the filing of such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of the Buyer’s ownership of the Receivables originated by such Originator and the Related Security and Collections with respect thereto, or as the Buyer or the Administrative Agent (as the Buyer’s assignee) may reasonably request.
Section 1.3.Payment for the Receivables.
(a) The Purchase Price for Receivables originated by each Originator and in existence as of the close of business on the Cut-Off Date (other than Initial Contributed Receivables) shall be paid by the Buyer to the applicable Originator on the Closing Date in the following manner:
(i)By delivery of immediately available funds, to the extent of funds made available to the SPE by the Administrative Agent under the RPA or other cash on hand; and
(ii)The balance, by delivery of the proceeds of a subordinated revolving loan from such Originator to Buyer (each, a “Subordinated Loan”) in an amount that is not to exceed the least of (A) the remaining unpaid portion of such Purchase Price, (B) the maximum Subordinated Loan that could be borrowed without rendering Buyer’s Net Worth less than the Required Capital Amount, and (C) fifteen percent (15%) of such Purchase Price.
Each Originator is hereby authorized by Buyer to endorse on the schedule attached to its Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of the Buyer thereunder.
(b) The Purchase Price for each Receivable coming into existence after the close of business on the Cut-Off Date (other than Contributed Receivables) shall be due and owing in full by the Buyer to the applicable Originator or its designee on the date each such Receivable comes into existence and shall be payable not later than the Settlement Date immediately following the end of the Calculation Period in which such Receivable came into existence in the manner provided in the following paragraphs (c) and (d).
(c) The Purchase Price for each Receivable described in the preceding paragraph (b) shall be payable by the Buyer to the applicable Originator on the Settlement Date immediately following the end of the Calculation Period in which such Receivable came into existence in the following manner:

first, by delivery of immediately available funds, to the extent of funds then available to the Buyer pursuant to the RPA or from other cash on hand;
second, by delivery of the proceeds of a Subordinated Loan, provided that the making of any such Subordinated Loan shall be subject to the provisions set forth in Section 1.3(a)(ii); and
third, solely in the case of Receivables originated by SCP Distributors, by accepting a contribution to the Buyer’s capital in an amount equal to the remaining unpaid balance of such Purchase Price (with any Receivables paid for in the manner described in this clause third being hereinafter referred to as “Additional Contributed Receivables”).
Subject to the limitations set forth in Section 1.3(a)(ii), each Originator irrevocably agrees to advance each Subordinated Loan requested by the Buyer on or prior to the Termination Date. The Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of the applicable Subordinated Note and shall be payable solely from funds which the Buyer is not required under the RPA to set aside for the benefit of, or otherwise pay over to, the Administrative Agent or the Purchasers.
(d) Although the Purchase Price for each Receivable (other than an Additional Contributed Receivable) coming into existence after the close of business on the Cut-Off Date shall be due and owing in full by the Buyer to the applicable Originator on the date such Receivable comes into existence, settlement of the Purchase Price between the Buyer and such Originator shall be effected on Settlement Dates with respect to all Receivables coming into existence during the same Calculation Period and based on the information contained in the Settlement Report delivered by the Servicer pursuant to the RPA for the Calculation Period then most recently ended. Although settlement shall be effected on Settlement Dates, increases or decreases in the amount owing under the Subordinated Notes pursuant to Section 1.3(c) and any contribution of capital by SCP Distributors to Buyer made pursuant to Section 1.3(c) shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates.
Section 1.4.Purchase Price Credit Adjustments.
(a) If, on any day, (i) a Receivable is subject to a Dispute, then such Receivable shall become a Disputed Receivable and the Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) from the applicable Originator in an amount equal to the Outstanding Balance of such Receivable; or (ii) the Outstanding Balance of any Receivable is reduced or canceled as a result of (A) any cash discount, rebate, refund or other adjustment by such Originator, (B) any setoff, recoupment, defense or counterclaim in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), (C) any mistake by such Originator or the Servicer in computing or reporting the Outstanding Balance thereof, or (D) any governmental or regulatory action, then, on such day, such Receivable shall become a Disputed Receivable and the Buyer shall be entitled to a Purchase Price Credit from such Originator in the amount of such reduction or cancellation. Without limiting the foregoing, if, on any day, the Outstanding Balance of a Receivable is reduced as a result of any return of goods, discounts, credits, allowances or anticipation reductions taken by an Obligor, such Receivable shall become a Disputed Receivable and the Buyer shall be entitled to a Purchase Price Credit from such Originator in the amount of such return, discount, credit, allowance or anticipation reduction.

(b) If, on any day, any of the representations or warranties of any Originator set forth in Section 2.1(i), Section 2.1(j), Section 2.1(r), Section 2.1(s) or Section 2.1(t) proves to have been untrue when made with respect to any Receivable sold by such Originator to the Buyer, then, on such day, each such Receivable shall become a Disputed Receivable and the Buyer shall be entitled to a Purchase Price Credit from such Originator in an amount equal to the Outstanding Balance of such Receivable.
(c) Each Purchase Price Credit shall be payable to the Buyer by the applicable Originator out of funds not constituting Collections on or before the next succeeding Settlement Date, together with interest until paid, payable monthly in arrears at a rate per annum equal to LMIR (or, if LMIR is not available or has been suspended in accordance with the RPA, the Alternate Base Rate). Purchase Price Credits and interest thereon owing may be netted against the amount of Subordinated Loans and/or against the amount of any Purchase Price then payable by the Buyer to the applicable Originator.
Section 1.5.Payments and Interest Computations. All amounts to be paid or deposited by the Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account designated from time to time by each Originator or as otherwise directed by such Originator. All amounts to be paid or deposited by any Originator hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account designated from time to time by the Buyer or as otherwise directed by the Buyer. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

Section 1.6.Transfer of Records.
(a) In connection with its sale of Receivables by an Originator hereunder, such Originator hereby sells, transfers, assigns and otherwise conveys to the Buyer all of such Originator’s right and title to and interest in the Records relating to such Receivables, without the need for any further documentation in connection with the purchase. In connection with such transfer, such Originator hereby grants to the Buyer, the Servicer and the Administrative Agent an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by such Originator to account for the Receivables, to the extent necessary to administer its Receivables, whether such software is owned by such Originator or is owned by others and used by such Originator under license agreements with respect thereto, provided that should the consent of any licensor of such software be required for the grant of the license described herein, to be effective, such Originator hereby agrees that upon the request of the Buyer (or the Administrative Agent as its assignee), such -Originator will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable until the indefeasible payment in full of the Aggregate Unpaids, and shall terminate on the date this Agreement terminates in accordance with its terms.

(b) Each of the Originators (i) shall take such action requested by the Buyer and/or the Administrative Agent (as the Buyer’s assignee), from time to time hereafter, that may be reasonably necessary or appropriate to ensure that the Buyer has an enforceable ownership interest, and each of its assigns has an enforceable Security Interest, in the Records relating to the Receivables purchased from such Originator hereunder, and (ii) shall use its reasonable efforts to ensure that the Buyer, the Administrative Agent and the Servicer each has an enforceable right (whether by license, sublicense or otherwise) to use all of the computer software used to account for such Receivables and/or to recreate such Records.
Section 1.7.Characterization; Assignment to the Administrative Agent.
(a) If, notwithstanding the intention of the parties expressed in Section 1.2(b), the sale by any Originator to the Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale, or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that each sale of Receivables by an Originator hereunder shall constitute a true sale, such Originator hereby grants to the Buyer a continuing Security Interest in all of such Originator’s right, title and interest in, to and under all Receivables now existing and hereafter arising, all Collections and Related Security with respect thereto, each Post Office Box, Lock-Box, Lock-Box Account and Collection Account, and all proceeds of the foregoing, to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price of the Receivables conveyed by such Originator together with all other obligations of such Originator hereunder, which Security Interest shall be prior to all other Adverse Claims thereto. The Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.
(b) Each Originator acknowledges that the Buyer shall assign to the Administrative Agent and its assigns, all of the Buyer’s rights, remedies, powers and privileges hereunder and that the Administrative Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the RPA. Each Originator agrees that the Administrative Agent, as the assignee of the Buyer, shall, subject to the terms of the RPA, have the right to enforce this Agreement and to exercise directly all of the Buyer’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of the Buyer to be given or withheld hereunder, and, in any case, without regard to whether specific reference is made to the Buyer’s assigns in the provisions of this Agreement which set forth such rights and remedies) and each Originator agrees to cooperate fully with the Administrative Agent in the exercise of such rights and remedies. Each Originator further agrees to give to the Administrative Agent copies of all notices it is required to give to the Buyer hereunder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1.Representations and Warranties. Each of the Originators hereby represents and warrants to the Buyer on the Closing Date and on each day thereafter while it continues to sell Receivables hereunder that:
(a)Existence and Power. Such Originator is duly organized, validly existing and in good standing as a limited liability company or corporation, as applicable, under the laws of the State of Delaware. Such Originator is duly qualified to do business and is in good standing as a foreign limited liability company or corporation, as applicable, and has and holds all limited liability company or corporate, as applicable, power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have an Originator Material Adverse Effect.
(b)Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Originator of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the use of the proceeds of the purchases made hereunder, are within its limited liability company or corporate, as applicable, powers and authority and have been duly authorized by all necessary limited liability company or corporate, as applicable, action on its part. This Agreement and each other Transaction Document to which such Originator is a party has been duly executed and delivered by such Originator.
(c)No Conflict. The execution and delivery by such Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organizational Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Originator (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have an Originator Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d)Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Originator of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.
(e)Actions, Suits. Except as disclosed in the Performance Guarantor’s reports on SEC Form 10-K or 10-Q which have been previously delivered to Buyer (and its assigns), (i) there are no actions, suits or proceedings pending, or to the best of such Originator’s knowledge, threatened, against or affecting such Originator, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have an Originator Material Adverse Effect, and (ii) such Originator is not in default with respect to any order of any court, arbitrator or governmental body.
(f)Binding Effect. This Agreement and each other Transaction Document to which such Originator is a party constitute the legal, valid and binding obligations of such Originator enforceable against such Originator in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(g)Accuracy of Information. All information (other than projections but including, without limitation, Settlement Reports) heretofore furnished by such Originator or one of its Authorized Officers to the Buyer (or any of its assigns) for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by any such Originator or any such Authorized Officer to the Buyer (or any of its assigns) will be, true and accurate in all material respects on the date such information is stated or certified and does not and will not, when taken as a whole, contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
(h)Use of Proceeds. Such Originator will not use the proceeds of any purchase hereunder (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended, except, in the case of clauses (i) and (ii), for the acquisition of the capital stock of the Performance Guarantor by the Performance Guarantor.

(i)Good Title. Immediately prior to each purchase hereunder, such Originator is the legal and beneficial owner of the Receivables to be sold by it, together with the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. All financing statements necessary to perfect such Originator’s interest in the Receivables to be sold or contributed by it hereunder have been duly filed.
(j)Perfection.
(i) This Agreement is effective to, and shall, upon each purchase hereunder, transfer to the Buyer (and the Buyer shall acquire from such Originator) a valid ownership interest in each such Receivable existing or hereafter arising prior to the Termination Date and in the associated Related Security and Collections, free and clear of any Adverse Claim, except as created by the Transaction Documents.
(ii) This Agreement, together with the filing with the Delaware Secretary of State of a financing statement naming such Originator, as debtor/seller, and the Buyer, as the original secured party/purchaser, and reasonably describing the Receivables purported to be sold by such Originator and the associated Related Security and Collections is effective to, and shall, upon each purchase hereunder, transfer to the Buyer (and the Buyer shall acquire from such Originator) a valid and perfected first priority Security Interest in each such Receivable existing or hereafter arising prior to the Termination Date and in the associated Related Security and Collections, free and clear of any Adverse Claim, except as created by the Transaction Documents.
(k)Places of Business and Locations of Records. The principal places of business and chief executive office of such Originator and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit II or such other locations of which the Buyer has been notified in accordance with Section 4.2(c) in jurisdictions where all action required to maintain the perfection of the Security Interests described in Section 2.1(j)(ii) has been taken and completed. Such Originator’s Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Exhibit II.
(l)Collections. The conditions and requirements set forth in Section 4.1(i) have at all times been satisfied and duly performed. Exhibit III hereto (as updated from time to time by written notice from any Originator to the Administrative Agent, as Buyer’s assignee), sets forth:
(i) The names and addresses of all Collection Banks of such Originator, together with the account numbers of the Collection Accounts of such Originator,

(ii) The addresses of all Lock-Boxes of such Originator, the numbers of all associated Lock-Box Accounts of such Originator and the name and address of each Lock-Box Bank, and
(iii) The address of each Post Office Box of such Originator.
Such Originator has not granted any Person, other than the Servicer and the Administrative Agent (and the Buyer’s assignee) access to or control of any Post Office Box, Lock-Box, Lock-Box Account or Collection Account, or the right to take dominion and control of any such Post Office Box, Lock-Box, Lock-Box Account or Collection Account at a future time or upon the occurrence of a future event. To the extent that funds other than Collections of Receivables originated by such Originator are deposited into any Collection Account or Lock-Box Account, such Originator can promptly trace and identify which funds constitute Collections of the Receivables originated by it.
(m)Originator Material Adverse Effect. Since June 30, 2013, no event has occurred that would have an Originator Material Adverse Effect.
(n)Names. In the past five (5) years, such Originator has not used any legal names, trade names or assumed names other than the name in which it has executed this Agreement and other than National Pool Tile Group, General Pool and Spa, Commercial Pool Solutions, SCP and SPT.

(p)Ownership of Originators and the Buyer. The Performance Guarantor owns, directly or indirectly, 100% of the issued and outstanding Capital Securities of all classes of such Originator and the Buyer, free and clear of any Adverse Claim. SCP Distributors owns directly 100% of the issued and outstanding Capital Securities of all classes of the Buyer. All of the foregoing Capital Securities are validly issued and there are no options, warrants or other rights to acquire Capital Securities of any Originator or the Buyer.
(q)Not an Investment Company. Such Originator is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.
(r)Compliance with Law. Such Originator has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have an Originator Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except, in each case, where such contravention or violation could not reasonably be expected to have an Originator Material Adverse Effect.

(s)Compliance with Credit and Collection Policy. Such Originator has complied in all material respects with its Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy prohibited by Section 4.2(e).
(t)Payments. With respect to each Receivable and the Related Security and Collections applicable thereto, the Buyer has given reasonably equivalent value to such Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by such Originator of any Receivable is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.
(u)Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(v)OFAC. Such Originator is not a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
(w)Patriot Act. No Originator nor any of its Subsidiaries (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (ii) is in violation of (A) the Trading with the Enemy Act, as amended, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act or (iii) is a Sanctioned Person. No part of the proceeds of any purchase hereunder will be used by an Originator or any of its Subsidiaries in violation of any applicable law or regulation, directly or indirectly, to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(x)Purpose. Such Originator has determined that, from a business viewpoint, the sale and contribution of Receivables to the Buyer pursuant to this Agreement is in the best interests of such Originator.
(y)ERISA Compliance.

(i)The Performance Guarantor and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the Performance Guarantor or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have an Originator Material Adverse Effect;
(ii)As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has there been a determination that any Pension Plan is considered an at-risk plan or a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Performance Guarantor or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Sections 302 or 303 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;
(iii)Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have an Originator Material Adverse Effect, neither the Performance Guarantor nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;

(iv)No ERISA Event has occurred or is reasonably expected to occur; and
(v)Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have an Originator Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Originators after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Performance Guarantor or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.
ARTICLE III
CONDITIONS OF PURCHASE

Section 3.1.Conditions Precedent to Closing. The purchase of Receivables under this Agreement on the Closing Date is subject to the conditions precedent that (a) the Initial Contributed Receivables shall have been contributed to the Buyer’s capital, and (b) all of the conditions to the initial purchase under the RPA shall have been satisfied or waived in accordance with the terms thereof.
Section 3.2.Conditions Precedent to Subsequent Payments. The Buyer’s obligation to pay for purchased Receivables coming into existence after the close of business on the Cut-Off Date shall be subject to the further conditions precedent that (a) the Termination Date shall not have occurred, (b) the Buyer and the Administrative Agent (as its assignee) shall have received such other approvals, opinions or documents as it may reasonably request, and (c) on the date such Receivable came into existence, the following statements shall be true (and acceptance of the proceeds of any payment for such Receivable shall be deemed a representation and warranty by each of the Originators that such statements are then true):
(i)Such Originator’s representations and warranties set forth in Article II are true and correct on and as of the date such Receivable came into existence as though made on and as of such date; and
(ii)No event has occurred and is continuing that will constitute a Termination Event or a Potential Termination Event.
Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Receivable (whether by payment of cash, by offset of amounts owed to the Buyer, or by other means permitted under this Agreement), title to such Receivable and the Related Security and Collections with respect thereto shall vest in the Buyer, whether or not the conditions precedent to the Buyer’s obligation to pay for such Receivable were in fact satisfied. The failure of any Originator to satisfy any of the foregoing conditions precedent, however, shall give rise to a right of the Buyer to rescind the related purchase and direct such Originator to pay to the Buyer an amount equal to the Purchase Price payment that shall have been made with respect to any Receivables related thereto, subject to Section 1.4.

ARTICLE IV
COVENANTS

Section 4.1.Affirmative Covenants. Until the date on which this Agreement terminates in accordance with its terms, each of the Originators hereby covenants as set forth below:
(a) Financial Accounting; Other Information. Such Originator will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and promptly furnish or cause to be furnished to the Buyer and the Administrative Agent upon request, such other information about such Originator and its Receivables as the Buyer or the Administrative Agent may reasonably request from time to time.
(b)Notices. Such Originator will notify the Buyer and the Administrative Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:
(i)Termination Events or Potential Termination Events. The occurrence of any Termination Event and any Potential Termination Event.
(ii)Originator Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, an Originator Material Adverse Effect.
(c) Compliance with Laws and Preservation of Legal Existence. Such Originator will comply with all Requirements of Law and all contractual obligations applicable to or binding on it, except where failure to so comply would not result in an Originator Material Adverse Effect. Such Originator will preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign limited liability company or corporation, as applicable, in each jurisdiction where its business is conducted, except where the failure to so qualify or remain in good standing could not reasonably be expected to have an Originator Material Adverse Effect.
(d) Audits. Subject to any limitations set forth in the RPA, such Originator will, from time to time during regular business hours as requested by the Buyer or the Administrative Agent (as its assignee) upon reasonable notice to such Originator, permit the Buyer and the Administrative Agent, or their agents or representatives, (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Originator relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Originator’s financial condition or the Receivables and the Related Security or such Originator’s performance under any of the Transaction Documents or such Originator’s performance under the Contracts and, in each case, with any of the officers or employees of such Originator having knowledge of such matters.

(e) Keeping and Marking of Records and Books.
(i)Such Originator will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Such Originator will give the Buyer and the Administrative Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.
(ii)Such Originator will (A) on or prior to the date on which it becomes a party to this Agreement, mark its general ledger and other books and records relating to the Receivables with a legend, acceptable to the Buyer and the Administrative Agent, describing the ownership interest of the Administrative Agent (as the Buyer’s assignee) in the Receivables, and (B) after the occurrence of a Termination Event and upon the request of the Buyer or the Administrative Agent (x) mark each Contract that constitutes chattel paper, an instrument, a document of title or a certificated security with a legend describing the ownership interest of the Administrative Agent (as the Buyer’s assignee) in the Receivables, and (y) deliver to the Administrative Agent all Contracts that constitute chattel paper, an instrument, a document of title or a certificated security (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.
(f) Compliance with Contracts and Credit and Collection Policy. Such Originator will timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related invoice or other Contract.
(g)Ownership. Such Originator will take all necessary action to establish and maintain, irrevocably in the Buyer and its assigns: (A) legal and equitable title to the Receivables and the Collections and (B) all of such Originator’s right, title and interest in the Related Security associated with the Receivables, in each case free and clear of any Adverse Claims other than Adverse Claims in favor of the Buyer and its permitted assigns (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Buyer’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Buyer and its assigns therein as the Administrative Agent (as the assignee) may reasonably request).

(h)Purchaser’s Reliance. Such Originator acknowledges that the Administrative Agent is entering into the transactions contemplated by the RPA in reliance upon such Originator’s identity as a legal entity that is separate from the SPE. Therefore, from and after the date of execution and delivery of this Agreement, such Originator shall take all reasonable steps, including, without limitation, all steps that the Administrative Agent (as the Buyer’s assignee) may from time to time reasonably request, to maintain such Originator’s identity as a separate legal entity and to make it manifest to third parties that such Originator is an entity with assets and liabilities distinct from those of the SPE and that the SPE is not just a division of such Originator. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, such Originator (i) will not hold itself out to third parties as liable for the debts of the SPE nor purport to own the Receivables and other assets purported to be sold by it to the Buyer hereunder, (ii) will take all other actions necessary on its part to ensure that such Originator is at all times in compliance with the covenants set forth in Section 5.1(i) of the RPA and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein to be allocated between such Originator and the SPE on an arm’s-length basis.
(i)Collections. Such Originator shall direct all Lock-Box Banks and Collection Banks to transfer each Lock-Box Account and Collection Account into the name of the applicable Originator as Servicer or Sub-Servicer, as applicable, or to add a designation in its records that the funds in such account are being held by the applicable Originator as Servicer or Sub-Servicer, as applicable. Such Originator shall direct all Obligors to make payments of such Originator’s Receivables as follows:
(i) Directly to a Post Office Box that is subject to a P.O. Box Agreement and from which mail is picked up each Business Day and deposited with two (2) Business Days in a Collection Account that is subject to an Account Control Agreement;
(ii) Directly to a Lock Box that clears through a Lock-Box Account which is subject to an Account Control Agreement;
(iii) Directly to a Collection Account which is subject to an Account Control Agreement;
(iv) To a Cash Application Center which deposits its receipts each Business Day into a Collection Account that is subject to an Account Control Agreement; or

(v) To a Sales Center which either (A) deposits its receipts each Business Day into a Collection Account that is subject to an Account Control Agreement, or (B) sweeps its Collections into a Collection Account that is subject to an Account Control Agreement within two (2) Business Days.
If, notwithstanding the foregoing, any Obligor makes payment to such Originator other than at a Cash Application Center or Sales Center, such Originator further agrees to remit any Collections (including any security deposits applied to the Outstanding Balance of any Receivable) that it receives on such Receivables directly to a Collection Account within two (2) Business Days after receipt thereof, and agrees that all such Collections shall be deemed to be received in trust for Buyer and its assigns; provided that to the extent permitted pursuant to Section 1.3, such Originator may retain such Collections as a portion of the Purchase Price then payable to or apply such Collections to the reduction of the outstanding balance of its Subordinated Note. The Originators will use commercially reasonable efforts to ensure that the overall percentage of Collections made to Sales Centers does not materially increase.
(j)Insurance. Such Originator will maintain or cause to be maintained with financially sound and reputable insurers, insurance against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts as is customary for such companies under similar circumstances.
(k)Taxes. Such Originator will file all tax returns and reports required by law to be filed by it and promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Such Originator will pay when due any taxes payable in connection with the Receivables, including, without limitation, any sales or use taxes payable in connection with the Receivables and their creation and satisfaction, exclusive of taxes on or measured by income or gross receipts of the Buyer and its assigns.
(l)Compliance with ERISA. In addition to and without limiting the generality of Section 4.1(c), (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have an Originator Material Adverse Effect, such Originator will: (i) comply with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent (as the Buyer’s assignee) upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested.

Section 4.2.Negative Covenants. Until the date on which this Agreement terminates in accordance with its terms, such Originator hereby covenants as set forth below:
(a)Accounting for Purchase. Such Originator will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale or contribution, as applicable, of the Receivables and the Related Security by such Originator to the Buyer except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with GAAP.
(b)Merger; Sale of Assets. Such Originator will not merge or consolidate with or into any other Person, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person other than (i) sales of Receivables and the associated Related Security and Collections pursuant to the Transaction Documents, (ii) any merger or consolidation of an Originator into or with another Originator, (iii) any merger, consolidation, conveyance, transfer, lease, sale or other disposition permitted under the Senior Credit Agreement to which the Administrative Agent gives its prior written consent (which consent shall not be unreasonably withheld or delayed but may be conditioned upon certain changes to the RPA).
(c)Name Change, Offices and Records. Such Originator will not change its name, identity or legal structure (within the meaning of Section 9-507 of the UCC), relocate its chief executive office or any office where Records are kept or change its location (within the meaning of Section 9-307 of the UCC) unless it shall have: (i) given the Buyer and the Administrative Agent at least thirty (30) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents requested by the Buyer or the Administrative Agent in connection with such change or relocation.
(d)Change in Payment Instructions to Obligors. Such Originator will not add or terminate any bank as a Collection Bank or Lock-Box Bank, or make any change in the instructions to Obligors regarding payments to be made to any Post Office Box, Lock-Box, Lock-Box Account or Collection Account, unless Buyer (or its assigns) shall have received, at least five (5) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account, an executed Account Control Agreement, with respect to the addition of a Lock-Box Account or Lock-Box, an executed Account Control Agreement, and with respect to a new Post Office Box, an executed P.O. Box Agreement; provided, however, that such Originator may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account, Lock-Box, Lock-Box Account or Post Office Box.

(e) Modifications to Contracts and Credit and Collection Policy. Such Originator shall not and shall not permit any other Originator to make any material change to the Credit and Collection Policy that could adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables. Except in the circumstances and subject to the conditions set forth in the RPA, such Originator shall not and shall not permit any other Originator to extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than as permitted by the terms of the RPA and in any event in accordance with the Credit and Collection Policy.
(f)Sales, Liens. Such Originator shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim other than Permitted Liens (including, without limitation, the filing of any financing statement) upon or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Post Office Box, Lock-Box, or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Buyer and the Administrative Agent provided for herein), and such Originator will defend the right, title and interest of the Buyer and the Administrative Agent in, to and under any of the foregoing property, against all claims of third parties claiming through or under such Originator. Such Originator will not create or suffer to exists any Adverse Claim on its inventory other than a Permitted Lien unless the applicable secured party has entered into an intercreditor agreement with the Administrative Agent on terms reasonably acceptable to the Administrative Agent.
ARTICLE V
TERMINATION EVENTS

Section 5.1.Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event:
(a)Such Originator shall fail (i) to make any payment or deposit required hereunder when due and such failure continues for two (2) Business Days, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this Section 5.1(a)¸or under any other Transaction Document to which it is a party, and such failure shall continue for five (5) consecutive Business Days.
(b)Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Performance Guarantor or any Originator in any Transaction Document or in any document delivered in connection therewith that is subject to materiality or Originator Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Performance Guarantor or any Originator in any Transaction Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Originator Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(c)(i) The Performance Guarantor or any Originator shall generally not pay its debts as such debts become due (beyond the applicable grace period with respect thereto, if any) or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against the Performance Guarantor or any Originator seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, except in the case of the SPE, such proceeding remains undismissed, unvacated or unstayed for a period of sixty (60) days, or (iii) the Performance Guarantor or any Originator shall take any corporate or limited liability company action, as applicable, to authorize any of the actions set forth in clauses (i) or (ii) of this subsection (c).
(d)The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any of the Receivables or Related Security and such lien shall not have been released within thirty (30) days.
(e)The PBGC shall file notice of a lien pursuant to Section 4068 of ERISA with respect to any of the Receivables or Related Security and such lien shall not have been released within thirty (30) days; or the occurrence of any of the following events: (i) the Performance Guarantor or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, the Performance Guarantor or any ERISA Affiliate is required to pay as contributions thereto, (ii) Unfunded Pension Liability in excess of $5,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) an ERISA Event or (iv) the Performance Guarantor or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $5,000,000 in the aggregate or $2,000,000 per annum.
(f)A Change in Control shall occur.
(g)The Facility Termination Date shall occur under the RPA.
Section 5.2.Remedies. Upon the occurrence and during the continuation of a Termination Event, the Buyer (or its assigns) may declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Originator; provided, however, that upon the occurrence of a Termination Event described in Section 5.1(c), or of an actual or deemed entry of an order for relief with respect to any Originator under the federal Bankruptcy Code, the Termination Date shall automatically occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived. The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of the Buyer and its assigns otherwise available under any other provision of the Transaction Documents, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VI
INDEMNIFICATION

Section 6.1.Indemnities. (a) Without limiting any other rights that the Buyer or its assigns may have hereunder or under applicable law, each of the Originators hereby agrees to indemnify (and pay upon demand to) and hold harmless the Buyer and its assigns, officers, directors, agents and employees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Buyer or any such assign) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by the Buyer of an interest in the Receivables, or any Collections or Related Security with respect thereto, excluding, however:
(i)Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence, bad faith or willful misconduct on the part of the Indemnified Party seeking indemnification;
(ii)Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or
(iii)taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Administrative Agent of Receivables under the RPA as a loan or loans by the Administrative Agent to the Buyer secured by, among other things, the Receivables, the Related Security and the Collections;
provided, however, that nothing contained in this sentence shall limit the liability of any Originator or limit the recourse of the Buyer or its assigns to any applicable Originator for amounts otherwise specifically provided to be paid by such Originator under the terms of this Agreement.
(b)Without limiting the generality of the foregoing indemnification, each of the Originators shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables) relating to or resulting from:

(i)any representation or warranty made by such Originator (or any officers of such Originator) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by such Originator pursuant hereto or thereto that shall have been false or incorrect when made or deemed made;
(ii)failure by such Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract related thereto with any such applicable law, rule or regulation or any failure of such Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;
(iii)any failure of such Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;
(iv)any products liability, personal injury or damage, suit or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;
(v)any Dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or service;
(vi)the commingling of Collections of Receivables at any time with other funds;
(vii)any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any purchase hereunder, the ownership of the Receivables or any other investigation, litigation or proceeding relating to such Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;
(viii)any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor’s being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
(ix)any Termination Event described in Section 5.1(c);
(x)any failure to vest and maintain vested in the Buyer, or to transfer to the Buyer, legal and equitable title to, and ownership of, the Receivables and the Collections, and all of such Originator’s right, title and interest in the Related Security associated with the Receivables, in each case, free and clear of any Adverse Claim other than Permitted Liens;

(xi)the failure to have filed, or any delay in filing, financing statements, financing statement amendments or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of purchase or at any subsequent time;
(xii)any action or omission by such Originator which materially reduces or impairs the rights of the Buyer or its assigns with respect to any Receivable or the value of any such Receivable; and
(xiii)any attempt by any Person to void any transfer of Receivables hereunder under statutory provisions or common law or equitable action.
Section 6.2.Other Costs and Expenses.
(a)    Each of the Originators, jointly and severally, agrees to pay to the Buyer (and its assigns) on demand any and all costs and expenses of the Buyer, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event.
(b)    The Buyer agrees to pay to each of the Originators on demand any and all costs and expenses of such Originator, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder or the administration of this Agreement following a Termination Event.
ARTICLE VII
MISCELLANEOUS

Section 7.1.Amendments and Waivers. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Originator therefrom shall be effective unless the same shall be in writing and signed by each of the parties hereto and the Administrative Agent. No amendment or waiver of any provision of the Subordinated Note nor consent to any departure by the SPE therefrom shall be effective unless the same shall be in writing and signed by the each of the parties hereto and the Administrative Agent. No failure on the part of the Buyer (or the Administrative Agent as its assignee) to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 7.2.Protection of Ownership Interests of the Buyer.
(a) Each of the Originators agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Buyer or the Administrative Agent may request, to perfect, protect or more fully evidence the interest of the Buyer (or the Administrative Agent, as its assignee) hereunder, or to enable the Buyer (or the Administrative Agent, as its assignee) to exercise and enforce its rights and remedies hereunder. At any time after the occurrence of a Termination Event, the Administrative Agent may, at the Originators’ sole cost and expense, direct the Originators to notify the Obligors of the ownership and Security Interests of the Administrative Agent under the RPA and, if the Dominion Date has occurred, may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee.
(b)If any Originator fails to perform any of its obligations hereunder, the Buyer and the Administrative Agent may (but shall not be required to) perform, or cause performance of, such obligations, and the Buyer’s or the Administrative Agent’s (as applicable) costs and expenses incurred in connection therewith shall be payable by the Originators as provided in Section 6.2. Each of the Originators irrevocably authorizes the Buyer and the Administrative Agent at any time and from time to time in their sole discretion, and appoints each of the Buyer and the Administrative Agent as its attorney-in-fact, to act on behalf of such Originator (i) to execute on behalf of such Originator as debtor (if legally required) and to file financing statements and financing statement amendments necessary or desirable in the Buyer’s or the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Buyer in the Receivables and the associated Related Security and Collections, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Buyer or the Administrative Agent in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of the Buyer’s interests in the Receivables and the associated Related Security and Collections. This appointment is coupled with an interest and is irrevocable.
Section 7.3.Bankruptcy Petition. Each of the Originators covenants and agrees that, prior to the date that is one year and one day after the payment in full of the Aggregate Unpaids under the RPA, it will not institute against, or join any other Person in instituting against, the SPE any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.
Section 7.4.Limitation of Liability. Except with respect to any claim arising out of the willful misconduct, bad faith or gross negligence of the Buyer or the Administrative Agent, no claim may be made by any Originator or any other Person against the Buyer, any Purchaser or the Administrative Agent or any of their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Transaction Documents, or any act, omission or event occurring in connection therewith; and each Originator hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 7.5.CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE BUYER’S OWNERSHIP INTEREST IN THE RECEIVABLES, RELATED SECURITY AND OTHER ASSETS CONVEYED HEREUNDER OR REMEDIES IN RESPECT THEREOF ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 7.6.CONSENT TO JURISDICTION. EACH ORIGINATOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH ORIGINATOR PURSUANT TO THIS AGREEMENT, AND EACH ORIGINATOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE BUYER OR THE ADMINISTRATIVE AGENT (AS ITS ASSIGNEE) TO BRING PROCEEDINGS AGAINST ANY ORIGINATOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY ORIGINATOR AGAINST THE BUYER OR ITS ASSIGNS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY ANY ORIGINATOR PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

Section 7.7.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY ORIGINATOR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 7.8.Integration; Survival of Terms.
(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.
(b)This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Originator pursuant to Article II; (ii) the indemnification and payment provisions of Article VI; and (iii) any of Sections 7.2-7.7 shall be continuing and shall survive any termination of this Agreement.
Section 7.9.Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. To the fullest extent permitted by applicable law, delivery of an executed counterpart of a signature page of this Agreement by telefacsimile or electronic image scan transmission (such as a “pdf” file) will be effective to the same extent as delivery of a manually executed original counterpart of this Agreement. Any party who delivers an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” or “Exhibit” shall mean articles and sections of, and exhibits to, this Agreement.
Section 7.10.Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. No Originator may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent in its sole discretion.

Section 7.11.PATRIOT Act. Each of the parties hereto is hereby notified that pursuant to the requirements of the PATRIOT Act, the Administrative Agent and the Purchasers are required to obtain, verify and record information that identifies the Performance Guarantor, the Originators and the SPE, which information includes the name and address of the Performance Guarantor, the Originators and the SPE and other information that will allow the Administrative Agent and the Purchasers to identify the Performance Guarantor, the Originators and the SPE in accordance with the PATRIOT Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date on which it becomes a party to this Agreement.
Originators:
SCP DISTRIBUTORS LLC,
HORIZON DISTRIBUTORS, INC.,
SUPERIOR POOL PRODUCTS LLC and
POOLFX SUPPLY LLC

By: /s/ Mark W. Joslin
Name: Mark W. Joslin
Title:     Vice President and Chief Financial Officer

Address for Notices:

c/o Pool Corporation
109 Northpark Blvd.
Covington, LA 70433
Attn:    Mark Joslin, Chief Financial Officer
and
Jennifer Neil, General Counsel
Phone:    (985) 801-5702 and -5269
Fax:    (985) 801-8302 and -8269
Email:    mark.joslin@poolcorp.com and
jennifer.neil@poolcorp.com

Buyer:

SUPERIOR COMMERCE LLC

By: /s/ Melanie Housey
Name: Melanie Housey
Title:     President and Secretary

Address for Notices:
c/o Pool Corporation
109 Northpark Blvd.
Covington, LA 70433
Attn:    Mark Joslin, Chief Financial Officer
and
Jennifer Neil, General Counsel
Phone:    (985) 801-5702 and -5269
Fax:    (985) 801-8302 and -8269
Email:    mark.joslin@poolcorp.com and
jennifer.neil@poolcorp.com

Exhibit I

Definitions
Capitalized terms used and not otherwise defined in this Agreement are used with the meanings attributed thereto in the RPA (regardless of whether listed below).

“Account Control Agreement” has the meaning set forth in the RPA.
“Additional Contributed Receivables” has the meaning set forth in Section 1.3(c).
“Adverse Claim” means a Lien, Security Interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.
“Aggregate Unpaids” has the meaning set forth in the RPA.
“Affiliate” has the meaning set forth in the RPA.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Alternate Base Rate” has the meaning set forth in the RPA.
“Business Day” has the meaning set forth in the RPA.
“Buyer” has the meaning provided in the preamble to this Agreement.
“Calculation Period” means each calendar month or portion thereof which elapses during the term of this Agreement. The first Calculation Period shall commence on the date of the initial purchase of Receivables hereunder and the final Calculation Period shall terminate on the final Termination Date.
“Capital” has the meaning set forth in the RPA.
“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or hereafter issued.
“Cash Application Center” has the meaning set forth in the RPA.
“Change in Control” has the meaning set forth in the RPA.
“Closing Date” has the meaning provided in the preamble to this Agreement.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Collection Account” has the meaning set forth in the RPA.
“Collection Bank” has the meaning set forth in the RPA.
“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all interest, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable, and all Purchase Price Credits.
“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.
“Contributed Receivables” has the meaning set for in Section 1.1.
“Credit and Collection Policy” means each Originator’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit IV, as modified from time to time in accordance with this Agreement.
“Cut-Off Date” means August 31, 2013.
“Discount Factor” means a percentage calculated to provide the Buyer with a reasonable return on its investment in the Receivables purchased from an Originator after taking account of (i) the time value of money based upon the anticipated dates of collection of such Receivables and the cost to the Buyer of financing its investment in the Receivables during such period and (ii) the risk of nonpayment by the Obligors. The parties may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect any Purchase Price payment made prior to the Calculation Period during which the parties agree to make such change. As of the date hereof, the Discount Factor is 4.50%.
“Dispute” means any reason (regardless of merit) for nonpayment of a Receivable, other than solely resulting from the financial inability of the applicable Obligor to pay such Receivable when due, including any alleged offset, recoupment, defense or counterclaim.
“Disputed Receivable” means any Receivable that suffers an event of the type described in Section 1.4(a) or (b).
“Dominion Date” means the date following the occurrence of an Amortization Event (under and as defined in the RPA) and during the continuance thereof on which the Administrative Agent delivers a Notice of Exclusive Control (as defined in the RPA) to any Lock-Box Bank or Collection Bank.
“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of the Performance Guarantor or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding six (6) years been maintained, funded or administered for the employees of the Performance Guarantor or any current or former ERISA Affiliate.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any Person who together with the Performance Guarantor or any Originator or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“ERISA Event” means the occurrence of any of the following, except for any such event or condition that could not reasonably be expected to have an Originator Material Adverse Effect: (a) a “reportable event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Performance Guarantor or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Performance Guarantor, any Originator or any ERISA Affiliate.
“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.
“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.
“Initial Contributed Receivables” has the meaning set forth in Section 1.1.
“Indemnified Amounts” has the meaning set forth in Section 6.1.
“Indemnified Party” has the meaning set forth in Section 6.1.
“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease (as defined in the Senior Credit Agreement) or other title retention agreement relating to such asset.

“LMIR” has the meaning set forth in the RPA.
“Lock-Box” has the meaning set forth in the RPA.
“Lock-Box Account” has the meaning set forth in the RPA.
“Lock-Box Bank” has the meaning set forth in the RPA.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Performance Guarantor or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.
“Net Worth” means as of the last Business Day of each Calculation Period preceding any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the sum of (i) the Capital outstanding at such time under the RPA plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).
“Obligor” means a Person obligated to make payments pursuant to a Contract.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Organizational Document” means, relative to any Person, its certificate or articles of incorporation or formation, its by-laws, its partnership agreement, its memorandum and articles of association, its limited liability company agreement and/or operating agreement, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Capital Securities.
“Originator” has the meaning set forth in the preamble to this Agreement.
“Originator Material Adverse Effect” means a material adverse effect on (a) the properties, business, operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Performance Guarantor and its Subsidiaries, taken as a whole, (b) the ability of the Performance Guarantor or any Originator to perform its obligations under the Transaction Documents to which it is a party, (c) the legality, validity, binding effect or enforceability against the Performance Guarantor or any Originator of any Transaction Document to which it is a party, (d) the rights and remedies of the Administrative Agent or any Purchaser under the Transaction Documents, (e) the Buyer’s ownership interest in the Receivables originated by any Originator generally or in any significant portion of such Receivables, the Related Security or Collections with respect thereto, or (f) the collectability of the Receivables originated by any Originator generally or of any material portion of such Receivables.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Performance Guarantor or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the Performance Guarantor or any of its current or former ERISA Affiliates.
“Performance Guarantor” means Pool Corporation, a Delaware corporation.
“Permitted Liens” means (a) Liens created pursuant to the Transaction Documents, (b) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws (as defined in the Senior Credit Agreement)) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP; (c) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP; (d) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation; and (e) Liens permitted under the Senior Credit Agreement which secure purchase money Indebtedness.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“P.O. Box Agreement” means, with respect to each Post Office Box, an agreement substantially in the form of Exhibit VI hereto from the applicable Originator addressed to the applicable Postmaster General.
“Post Office Box” has the meaning provided in the RPA.
“Potential Termination Event” means an event which, without remedial action, with the passage of time or the giving of notice, or both, would constitute a Termination Event.
“Purchase Price” means, with respect to any purchase of Receivables from an Originator hereunder, the aggregate price to be paid by the Buyer to such Originator in accordance with Section 1.3 of this Agreement for the Receivables, Collections and Related Security being sold by such Originator to the Buyer, which price shall equal on any date (i) the product of (x) the Outstanding Balance of such Receivables on such date, multiplied by (y) one minus the Discount Factor as to such Originator in effect on such date, minus (ii) any Purchase Price Credits to be credited against such Purchase Price otherwise payable in accordance with Section 1.4 of this Agreement.

“Purchase Price Credit” has the meaning set forth in Section 1.4(a) of this Agreement.
“Purchaser” has the meaning set forth in the Preliminary Statements to this Agreement.
“Receivable” means the indebtedness and other obligations owed (at the time it arises, and before giving effect to any transfer or conveyance contemplated under the Transaction Documents) to an Originator, whether constituting an account, chattel paper, an instrument or a general intangible, arising from the sale of goods or provision of services by such Originator and includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the Obligor or the applicable Originator treats such indebtedness, rights or obligations as a separate payment obligation.
“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.
“Related Security” means, with respect to any Receivable:
(i) all right, title and interest (if any) in the goods, the sale of which gave rise to such Receivable, and any and all insurance contracts with respect thereto,
(ii) all other Security Interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,
(iii) all guaranties, letters of credit, insurance and other supporting obligations, agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,
(iv) all service contracts and other contracts and agreements associated with such Receivable,

(v) all Records related to such Receivable,
(vi) all of the applicable Originator’s right, title and interest in each Post Office Box, each Lock-Box, each Lock-Box Account and each Collection Account, and
(vii) all proceeds of any of the foregoing.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Capital Amount” means, as of any date of determination, an amount equal to the product of (i) the Facility Limit (under and as defined in the RPA), and (ii) 3.00%.
“Requirements of Law” for any Person shall mean the Organizational Documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“RPA” has the meaning set forth in the Preliminary Statements to this Agreement.
“Sales Center” has the meaning set forth in the RPA.
“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.
“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the OFAC.
“Security Interest” has the meaning provided in Section 1-201(37) of the UCC (or any successor section thereto).
“Senior Credit Agreement” means that certain Credit Agreement, dated as of October 19, 2011, by and among the Performance Guarantor, SCP Distributors Canada Inc., and SCP Pool B.V., as Borrowers, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent for the lenders, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect.
“Servicer” has the meaning set forth in the RPA.
“Settlement Date” has the meaning set forth in the RPA.

“Settlement Report” has the meaning set forth in the RPA.
“SPE” has the meaning set forth in the preamble to this Agreement.
“Subordinated Loan” has the meaning set forth in Section 1.3(a) of this Agreement.
“Subordinated Note” means a promissory note in substantially the form of Exhibit V hereto as more fully described in Section 1.3 of this Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Securities having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Securities of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).
“Termination Date” means the earliest to occur of (i) the Facility Termination Date under and as defined in the RPA, (ii) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 5.1(c) with respect to any Originator, (iii) the Business Day specified in a written notice from the Buyer (or the Administrative Agent, as its assignee) to the Originators following the occurrence of any other Termination Event, (iv) the date which is 10 Business Days after the Buyer’s and the Administrative Agent’s receipt of written notice from any Originator that it wishes to terminate the facility evidenced by this Agreement, and (v) the date of the occurrence of the Termination Date pursuant to Section 5.2.
“Termination Event” has the meaning set forth in Section 5.1 of this Agreement.
“Transaction Document” has the meaning set forth in the RPA.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or, to the extent the laws of the State of New York are not applicable thereto, the applicable jurisdiction.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 430 of the Code for the applicable plan year.
“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Securities of such Subsidiary are, directly or indirectly, owned or controlled by the Performance Guarantor and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Performance Guarantor).

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.